SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                         TRIATHLON BROADCASTING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class a Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89589P106
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                                 (CUSIP Number)

                                    12/31/98
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                   (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1 (b)

         [ ] Rule 13d-1 (c)

         [ ] Rule 13d-1 (d)

          (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]



                                Page 1 of 6 Pages

----------------------------------                   ---------------------------
|CUSIP NO. 89589P106             |   13G            |   Page  2   of 6  Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  State Retirement and Pension System of Maryland 52-1323466         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Maryland                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  199,992 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  0                                                |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  199,992 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  199,992 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  5.92%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------

CUSIP No. 89589P106                     13G                    Page 3 of 6 Pages

Item 1(a).  Name of Issuer:

            TRIATHLON BROADCASTING COMPANY

Item 1(b).  Address of Issuer's Principal Executive Offices:

            Symphony Towers
            750 B St., Suite 1920
            San Diego, CA  92101

Item 2(a).  Name of Person Filing:

            State Retirement and Pension System of Maryland


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            301 West Preston Street, Room 901-A
            Baltimore, MD  21201

Item 2(c).  Citizenship:

            Maryland

Item 2(d).  Title of Class of Securities:

            CLASS A COMMON STOCK

Item 2(e).  CUSIP Number:

            89589P106

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

    (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

CUSIP No. 89589P106                    13G                     Page 4 of 6 Pages

    (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

    (e) [ ] An investment adviser in accordance with Rule 13d 1(b)(1)(ii)(E);

    (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Item 4.     Ownership.
            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

    (a)     Amount beneficially owned:

            State Retirement and Pension System of Maryland is the beneficial owner of 199,992 shares of the Class A common stock of the Issuer, through the potential conversion of 240,000 Depository Shares of the Issuer.

    (b)     Percent of class: 5.92%

    (c)     Number of shares as to which such person has:

    (i)     Sole power to vote or to direct the vote                   199,992
   (ii)     Shared power to vote or to direct the vote                       0
  (iii)     Sole power to dispose or to direct the disposition of            0
   (iv)     Shared power to dispose or to direct the disposition of    199,992

CUSIP No. 89589P106                      13G                   Page 5 of 6 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Wellington Management Company, LLP, as investment adviser to the State Retirement and Pension System of Maryland, has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities as to which this
            Schedule is filed, and such interest relates to more than five percent of this class of securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(G) or Rule 13d-1(c)

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(c).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

CUSIP No. 89589P106                    13G                     Page 6 of 6 Pages

            effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     Date:  February 1, 1999
                                            /s/ R. Carol Casey
                                            ----------------------------
                                     Name:  R. Carol Casey
                                     Title: Chief Investment Officer